Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 02/21/2020 11:51 AM
Original ID: 2010-000588847
Amendment ID: 2020-002764991

Profit Corporation
Articles of Amendment

1. Corporation name:

Mission Mining Company

2. Article number(s) Article 7 is amended as follows:

****Article number(s) is not your filing ID number.*** *Example: 2000-000123456*

Majority Directors of the Corporation deem it advisable and in the best interest of the Corporation that the issued and outstanding classes of preferred shares by reverse split as follows: Series E Preferred Stock of the Corporation be split on a one (1) share for each sixty million (60,000,000) share basis, Series F Preferred Stock of the Corporation be split on a one (1) share for each one hundred (100) share basis, Series G Preferred Stock of the Corporation be split on a one (1) share for each twenty million (20,000,000) share basis, Series H Preferred Stock of the Corporation be split on a one (1) share for each twenty million (20,000,000) share basis, Series I Preferred Stock of the Corporation be split on a one (1) share for each fifty million (50,000,000) share basis, Series J Preferred Stock of the Corporation be split on a one (1) share for each ten million (10,000,000) share basis, Series K Preferred Stock of the Corporation be split on a one (1) share for each ten million (10,000,000) share basis, Series L Preferred Stock of the Corporation be split on a one (1) share for each one hundred million (100,000,000) share basis.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 12/23/2019
(Date – mm/dd/yyyy)

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☑ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature]

(May be executed by Chairman of Board, President or another of its officers.)

Date: 02/03/2020 *(mm/dd/yyyy)*

Print Name: Benjamin Berry

Title: Custodian / President

Contact Person: Benjamin Berry

Daytime Phone Number: 312-481-6850

Email: info@synergymgtgroup.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☐ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ Please submit one **originally signed** document.
- ☐ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- ☐ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

MISSION MINING COMPANY

UNANIMOUS WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF THE BOARD OF DIRECTORS

The undersigned, constituting the majority of Directors of Mission Mining Company (the "Majority Directors ")(the "Corporation"), by unanimous written consent pursuant to the authority contained in the Wyoming Statutes, and in lieu of a special meeting of Directors, hereby consent to the following resolutions and the actions described therein:

REVERSE SPLIT OF SERIES E, F, G, H, I, J, K, L PREFERRED STOCK OF THE CORPORATION

WHEREAS, the Majority Directors deem it advisable and in the best interest of the Corporation that a reverse split of the Corporation's issued and outstanding Series C preferred stock be effectuated.

NOW, THEREFORE, BE IT RESOLVED, the Majority Directors of the Corporation deem it advisable and in the best interest of the Corporation that the issued and outstanding: **Series E Preferred Stock** of the Corporation be split on a one (1) share for each sixty million (60,000,000) share basis (the "Share Split"), **Series F Preferred Stock** of the Corporation be split on a one (1) share for each one hundred (100) share basis (the "Share Split"), **Series G Preferred Stock** of the Corporation be split on a one (1) share for each twenty million (20,000,000) share basis (the "Share Split"), **Series H Preferred Stock** of the Corporation be split on a one (1) share for each twenty million (20,000,000) share basis (the "Share Split"), **Series I Preferred Stock** of the Corporation be split on a one (1) share for each fifty million (50,000,000) share basis (the "Share Split"), **Series J Preferred Stock** of the Corporation be split on a one (1) share for each ten million (10,000,000) share basis (the "Share Split"), **Series K Preferred Stock** of the Corporation be split on a one (1) share for each ten million (10,000,000) share basis (the "Share Split"), **Series L Preferred Stock** of the Corporation be split on a one (1) share for each one hundred million (100,000,000) share basis (the "Share Split").

FURTHER RESOLVED, that no fractional shares shall be issued.

FURTHER RESOLVED, that the record date for the Share Split shall be set to December 23, 2019, with an effective date of December 23, 2019.

FURTHER RESOLVED, that one officer or director of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation to execute and deliver or file such documents and instruments, and to do all such other acts and things as are required or as such officer or director, in such officer's or director's sole discretion, may deem necessary to give full effect to or carry out the provisions of the foregoing resolution.

FURTHER RESOLVED, that the Majority Directors of the Corporation hereby waive any notice of meeting of the stockholders required by the law, the Articles of Incorporation and the Bylaws of the Corporation;

GENERAL AUTHORITY

RESOLVED, that all of the acts and deeds heretofore done by any director or officer of the Corporation for and on behalf of the Corporation in entering into, executing, acknowledging or attesting any arrangements, agreements, instruments or documents in carrying out the terms and intentions of the foregoing recitals and resolutions are hereby ratified, approved and confirmed.

COUNTERPART SIGNATURES

RESOLVED, that this Consent may be signed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall be deemed to be a single document.

RESOLVED, that this Consent shall have the same force and effect as the majority vote was cast at a meeting of the stockholders duly called, noticed, convened and held in accordance with the law, the Articles of Incorporation and the Bylaws of the Corporation.

Dated Effective: December 23rd, 2019

MAJORITY DIRECTORS

Benjamin Berry
Director / Majority holder Series A & F Preferred

Director Signature

Signed before me this 4 day of Feb , 2020

Tonya Underdahl
Notary Public

TONYA JOANN UNDERDAHL
NOTARY PUBLIC - MINNESOTA
MY COMMISSION EXPIRES 01/31/24